Exhibit 99.1

Contact: Troy D. Cook

Executive Vice President Finance and

Chief Financial Officer

(913) 327-3109

FOR IMMEDIATE RELEASE

NPC INTERNATIONAL, INC. ANNOUNCES SECOND QUARTER AND

YEAR-TO-DATE 2007 EARNINGS

Second Quarter Highlights:

•	Adjusted EBITDA (EBITDA, excluding net facility impairment charges, pre-opening expenses and expenses relating to the acquisition of NPC on May 3, 2006) (reconciliation attached):

•	Second Quarter Adjusted EBITDA of $22.9 MM was below the prior year by $0.7 MM or 2.9%

•	Fiscal Year-to-date Adjusted EBITDA of $48.0 MM was below the prior year by $2.4MM or 4.8%

•	Comparable Store Sales Results:

•	Second Quarter: +3.5%; rolling over a decrease of 3.7% last year

•	Fiscal Year-to-date: +2.0%; rolling over a decrease of 0.8% last year

•	Debt:

•	Debt was $429.2MM at the end of the quarter; a $2.5 MM decrease from fiscal year-end despite borrowing $11.0 MM during the first quarter to fund a 59 store acquisition.

•	Net Income/Loss:

•	Second Quarter: Net Income was $1.4 MM compared to a loss of $16.1 MM last year

•	Fiscal Year-to-date: Net Income was $3.8 MM compared to a loss of $0.7 MM last year

The Company’s financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-Q for the quarter ended June 26, 2007 filed with the SEC which can be accessed at www.sec.gov. The Company’s Second Quarter Earnings conference call will be held Monday August 13, 2007 at 9:00 a.m. CDT. You can access this call by dialing 800-435-1261. The international number is 617-614-4076. The access code for the call is 41582223. Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com. For those unable to participate live, a replay of the call will be available until August 20, 2007 by dialing 888-286-8010 (toll free in the U.S.) or by dialing international at 617-801-6888. The access code for the replay is 79475212. A replay of the call is also available at the Company’s website.

OVERLAND PARK, KANSAS, (AUGUST 10, 2007)—NPC International, Inc. (the “Company”), today announced net income for the second fiscal quarter ended June 26, 2007 of $1.4 million compared to a net loss of $16.1 million for the second fiscal quarter of 2006. Net income for the second quarter of 2007 was higher than the prior year primarily due to $23.4 million of transaction expenses incurred in the prior year related to the acquisition of the Company by Merrill Lynch Global Private Equity on May 3, 2006. The year over year impact of these prior year transaction expenses was partially offset by lower restaurant operating margins in the current year as well as increased depreciation and amortization and interest expense associated with the purchase of the Company, increased income tax expenses due to the Company’s change from subchapter S status to C corporation status and professional fees incurred associated with the Company’s increased public reporting requirements.

On a year-to-date basis the Company recorded net income of $3.8 million compared to a net loss of $0.7 million last year. Year-to-date net income for fiscal 2006 was adversely impacted by

$24.0 million of transaction expenses. The year over year impact of these transaction expenses was partially offset by the factors cited above as adversely impacting second quarter 2007 net income, as well as the impact of first quarter 2007 promotional activities and certain costs incurred in connection with the 59 store acquisition completed March 13, 2007.

Net product sales for the second fiscal quarter were $167.5 million, for an increase of $22.6 million or 15.6% compared to the same period of the prior year, due primarily to an increase of 10.3% in weighted average stores in operation resulting mostly from the acquisition of 39 stores on October 3, 2006 and 59 stores on March 13, 2007 and a 3.5% increase in comparable store sales. On a year-to-date basis net product sales were $335.9 million, for an increase of $32.5 million or 10.7% compared to the same period of the prior year, due primarily to an increase of 7.5% in weighted average stores in operation resulting largely from the aforementioned acquisitions and a 2.0% comparable store sales increase.

Adjusted EBITDA (reconciliation attached) for the second fiscal quarter was $22.9 million which was $0.7 million, or 2.9%, less than last year. The increase in net product sales was primarily offset by increased cost of sales mostly associated with increased cheese cost, rolling over the reversal of $1.0 million of health insurance reserves in the prior year and increased rent expense associated with the sale-leaseback transaction executed in the third and fourth fiscal quarters of last year. Second quarter adjusted EBITDA was also adversely impacted by professional fees expense in fiscal 2007 associated with our increased public reporting requirements and Sarbanes Oxley implementation efforts, and higher management fees paid to our sponsor due to having a full quarter of such expenses in fiscal 2007 compared to a partial quarter in the prior year. On a year-to-date basis Adjusted EBITDA was $48.0 million, a $2.4 million, or 4.8%, decrease from last year. The year-to-date increase in net product sales was offset by the aforementioned second quarter factors as well as the impact of first quarter promotional activities, increased store labor costs due to increased traffic in the more labor intensive delivery segment versus the prior year and inefficiencies and training and travel costs associated with the 59 store acquisition completed on March 13, 2007.

Jim Schwartz, President and CEO stated, “We are pleased that we were able to achieve our fourth consecutive quarter of comparable store sales growth in this challenging consumer environment as comparable store sales increased by 3.5% during our second fiscal quarter bringing our year-to-date comparable store sales growth to a respectable 2.0%. Notably, this quarter’s comparable store sales growth marked the thirty-fourth quarter that NPC has posted comparable store sales growth out of the last thirty-six quarters, demonstrating unparalleled consistent sales growth performance in our industry. Increased cheese cost created significant margin pressure during the quarter; however, our restaurant teams did a fine job of controlling costs this quarter and certain of our pricing strategies provided a modest benefit to margins during the last portion of the quarter mitigating some of the increase in cost of sales. Importantly, we have continued to generate strong cash flow during the first half of this fiscal year allowing us to pay-down debt while continuing to invest in our assets and acquire stores. ”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 871 Pizza Hut restaurants and delivery units in 24 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s second quarter and YTD financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-Q for the quarter ended June 26, 2007, which can be accessed at www.sec.gov.

NPC INTERNATIONAL, INC.

Condensed Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)

	13 Weeks ended June 26, 2007	% Net Product Sales	13 Weeks ended June 27, 2006	% Net Product Sales
Net product sales	$167,452	100.0%	$144,879	100.0%
Fees and other income	4,498	2.7%	3,863	2.7%

Total net sales	171,950	102.7%	148,742	102.7%

Cost of sales (exclusive of depreciation and amortization)	44,454	26.5%	36,637	25.3%
Direct labor	47,453	28.3%	40,449	27.9%
Other restaurant operating expenses	56,014	33.5%	45,907	31.7%
General and administrative expenses	9,341	5.6%	20,571	14.2%
Corporate depreciation and amortization of intangibles	3,025	1.8%	2,407	1.7%
Net facility impairment charges	265	0.2%	152	0.1%
Net gain on disposition of assets	(149)	-0.1%	(325)	-0.2%

Total costs and expenses	160,403	95.8%	145,798	100.6%

Operating Income	11,547	6.9%	2,944	2.0%

Other income (expense):
Interest expense	(9,691)	-5.8%	(6,801)	-4.7%
Miscellaneous	11	0.0%	(486)	-0.3%
Loss on early termination of debt	—	0.0%	(11,306)	-7.8%

Total other expense	(9,680)	-5.8%	(18,593)	-12.8%

Income (loss) before income taxes	1,867	1.1%	(15,649)	-10.8%
Provision for income taxes	505	0.3%	483	0.3%

Net income (loss)	$1,362	0.8%	$(16,132)	-11.1%

	26 Weeks ended June 26, 2007	% Net Product Sales	26 Weeks ended June 27, 2006	% Net Product Sales
Net product sales	$335,877	100.0%	$303,396	100.0%
Fees and other income	9,161	2.7%	8,238	2.7%

Total net sales	345,038	102.7%	311,634	102.7%

Cost of sales (exclusive of depreciation and amortization)	89,432	26.6%	77,596	25.6%
Direct labor	95,315	28.4%	84,478	27.8%
Other restaurant operating expenses	110,505	32.9%	94,685	31.2%
General and administrative expenses	19,086	5.7%	29,562	9.7%
Corporate depreciation and amortization of intangibles	6,247	1.9%	4,017	1.3%
Net facility impairment charges	348	0.1%	252	0.1%
Net gain on disposition of assets	(490)	-0.1%	(482)	-0.2%

Total costs and expenses	320,443	95.4%	290,108	95.6%

Operating Income	24,595	7.3%	21,526	7.1%

Other income (expense):
Interest expense	(19,066)	-5.7%	(9,858)	-3.2%
Miscellaneous	15	0.0%	(599)	-0.2%
Loss on early termination of debt	—	0.0%	(11,306)	-3.7%

Total other expense	(19,051)	-5.7%	(21,763)	-7.2%

Income (loss) before income taxes	5,544	1.7%	(237)	-0.1%
Provision for income taxes	1,772	0.5%	483	0.2%

Net income (loss)	$3,772	1.1%	$(720)	-0.2%

NPC INTERNATIONAL, INC.

Reconciliation of Net Income to Adjusted EBITDA(1)

(in thousands)

(unaudited)

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
	June 26, 2007	June 27, 2006	June 26, 2007	June 27, 2006
Net income (loss)	$1,362	$(16,132)	$3,772	$(720)
Adjustments:
Interest expense	9,691	6,801	19,066	9,858
Income taxes	505	483	1,772	483
Depreciation and amortization	10,692	8,052	22,460	15,573
Net facility impairment charges	265	152	348	252
Pre-opening expenses and other	411	850	621	1,019
Transaction expenses	—	23,412	—	24,016

Adjusted EBITDA	$22,926	$23,618	$48,039	$50,481

(1)	The Company defines Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses and other further adjusted to exclude expenses related to the acquisition of the Company by Merrill Lynch Global Private Equity. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles. Adjusted EBITDA does not reflect cash outlays for capital expenditures or future contractual commitments; changes in, or cash requirements for, working capital; interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness; or income tax expense or the cash necessary to pay income taxes. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because management believes that Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. Management also uses Adjusted EBITDA as one measure of operating performance, to assess compliance with financial ratios and covenants included in credit facilities and to evaluate potential acquisitions and dispositions. Set forth above is a reconciliation of net income (loss) to Adjusted EBITDA.

07-05